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                                                                 Exhibit (g) (6)

                       AMENDMENT TO CUSTODIAN AGREEMENT
                       --------------------------------


     AMENDMENT made as of this 7th day of May, 1999, by and between STATE STREET BANK AND TRUST COMPANY ("Custodian") and WAYNE HUMMER INVESTMENT TRUST (the "Fund").

                               WITNESSETH THAT:
                               ---------------

     WHEREAS, the Custodian and the Fund are parties to a Custodian Agreement dated December 15, 1983, as amended to date, (the "Agreement") which governs the terms and conditions under which the Custodian maintains custody of the securities and other assets of the Fund:

     NOW THEREFORE, the Custodian and the Fund hereby amend the terms of the Agreement and mutually agree to the following:

     1. Section 1. Appointment of Custodian and Property to be Held by It shall be replaced with the following new Section 1:

               "Section 1. Appointment of Custodian and Property to be Held by It The Fund hereby appoints the Custodian as custodian of the Fund's assets and the Custodian hereby accepts such appointment all subject to and in accordance with the provisions hereof. The Custodian hereby acknowledges that the Fund intends to issue units of beneficial interest ("Shares") in four (4) series designated as the Wayne Hummer Growth Fund portfolio, the Wayne Hummer Income Fund portfolio, the Wayne Hummer Money Market Fund portfolio and the Wayne Hummer CorePortfolio Fund portfolio, and that the Fund may issue Shares in additional or different series from time to time. The Custodian hereby agrees that all such series (individually a "Portfolio" and collectively the "Portfolios") shall be subject to this Agreement. The Fund agrees to deliver to the Custodian all securities and cash owned by it from time to time, all payments of income and payments of principal or capital distributions received by it with respect to all securities owned by the Fund from time to time, and the cash consideration received by the Fund for the issuance and sale of its
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          Shares from time to time. The Custodian shall not be responsible for any property of the Fund held or received by the Fund and not delivered to the Custodian."

     2. The compensation of the Custodian shall be adjusted as detailed on the Schedule attached to this Amendment to the Agreement.

     3. This Amendment shall become effective as of the date that the Wayne Hummer Money Market Fund portfolio and/or the Wayne Hummer CorePortfolio Fund Portfolio first has shareholders as a result of a public offering of its or their shares (on or about July 31, 1999).

     4. Except as specifically amended herein, the Agreement (as previously amended) shall remain in full force and effect. This Amendment shall not limit the rights of the parties to the Agreement and the parties hereto acknowledge the binding effect of the Agreement.


                                  *    *    *

     IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by a duly authorized officer as of the day and year first above written.

ATTEST                        WAYNE HUMMER INVESTMENT TRUST



-----------------------       By____________________________________________


ATTEST                        STATE STREET BANK AND TRUST COMPANY




-----------------------        By___________________________________________
         Assistant Secretary                      Vice President

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